Exhibit 99.1
COMMUNITY HEALTH SYSTEMS RESPONDS TO
TENET’S ENTRENCHMENT TACTICS

Tenet Adopts Stockholder Rights Plan and Amends Bylaws
In An Attempt to Allow 18 Month Delay Between Annual Meetings
FRANKLIN, Tenn. (January 7, 2011) — Community Health Systems, Inc. (NYSE: CYH) (“CHS”) today issued the following statement in response to Tenet Healthcare Corporation’s (NYSE: THC) announcement that its Board of Directors has adopted a stockholder rights plan with a 4.9% trigger and amended the Company’s bylaws in an attempt to allow its 2011 Annual Meeting to be delayed for up to 18 months after its 2010 Annual Meeting:
     “Tenet shareholders should be deeply disappointed that their Board’s response to a compelling 40% premium offer is a double-barreled entrenchment strategy — facilitating a significant delay of their 2011 Annual Meeting and installing a poison pill. We are confident that Tenet shareholders will see these steps for what they are: the actions of a Board that is not working for them. Rather than resorting to delaying tactics, Tenet should engage with us in good-faith discussions to complete a mutually beneficial transaction.”
     Credit Suisse is acting as financial advisor, Kirkland & Ellis LLP as legal counsel and D. F. King & Co. as proxy solicitor for CHS.
About Community Health Systems, Inc.
     Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. (“CHS” or the “Company”) is the largest publicly traded hospital company in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 126 hospitals in 29 states with an aggregate of approximately 19,400 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary Quorum Health Resources, LLC, the Company provides management and consulting services to approximately 150 independent non-affiliated general acute care hospitals located throughout the United States.
Forward-Looking Statements
     Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, including any benefits of the proposed acquisition of Tenet Healthcare Corporation (“Tenet”), are forward-looking statements within the meaning of the federal securities laws and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions.
     These forward-looking statements involve risks and uncertainties, and you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include: our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction, our ability to obtain stockholder, antitrust, regulatory and other approvals for any proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, uncertainty of our expected financial performance following completion of any proposed transaction and other risks and uncertainties referenced in our filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements, like all statements in this news release, speak only as of the date of this news release (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information
     This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication relates to a business combination transaction with Tenet proposed by CHS, which may become the subject of a registration statement filed with the SEC. This material is not a substitute for any prospectus, proxy statement or any other document which CHS may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents would be available free of charge through the web site maintained by the SEC at www.sec.gov or by directing a request to Community Health Systems, Inc. at 4000 Meridian Boulevard, Franklin, TN 37067, Attn: Investor Relations.
Participant Information
     CHS, its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with Tenet’s 2011 annual meeting of shareholders. The names of the directors of CHS are: Wayne T. Smith, W. Larry Cash, John A. Clerico, James S. Ely III, John A. Fry, William N. Jennings, M.D., Julia B. North and H. Mitchell Watson, Jr. The names of the executive officers of CHS are: Wayne T. Smith, W. Larry Cash, David L. Miller, William S. Hussey, Michael T. Portacci, Martin D. Smith, Thomas D. Miller, Rachel A. Seifert, and T. Mark Buford. CHS and its subsidiaries beneficially owned approximately 420,000 shares of Tenet common stock as of January 7, 2011. Additional information regarding CHS’s directors and executive officers is available in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010. Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with Tenet’s 2011 annual meeting of shareholders.

Media Contacts:	Investor Contacts:

Tomi Galin	W. Larry Cash
VP — Corporate Communications	EVP & CFO
615-628-6607	615-465-7000

George Sard/Brooke Gordon	Lizbeth Schuler
Sard Verbinnen & Co	VP — Investor Relations
212-687-8080	615-465-7000